Exhibit 99.1

         ATMEL REPORTS FINANCIAL RESULTS FOR 2004 AND THE FOURTH QUARTER

   ANNUAL REVENUE GROWS 24% AND GROSS MARGIN IMPROVES BY OVER 5 POINTS IN 2004

    SAN JOSE, Calif., Feb. 1 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the fourth quarter and year ended December 31, 2004.

    Revenues for the fourth quarter of 2004 totaled $408,287,000, versus $413,237,000 in the third quarter of 2004 and $380,498,000 in the fourth quarter of 2003. Operating income for the fourth quarter of 2004 was $2,876,000. Net loss for the fourth quarter of 2004 totaled $7,085,000 or $0.01 per share. These results compare to a net loss of $18,009,000 or $0.04 per share for the third quarter of 2004, as well as a net income of $10,996,000 or $0.02 per share for the fourth quarter of 2003.

    Revenues for the full year 2004 totaled $1,649,722,000, versus $1,330,635,000 in 2003. Operating income for the full year was $47,007,000. Net loss for the full year 2004 improved to $2,434,000 or $0.01 per share, compared to a net loss of $117,996,000 or $0.25 per share in 2003.

    "In 2004, we grew revenue by 24% and improved our gross margins 5 and a half points by achieving manufacturing efficiencies and by selling a richer product mix," stated George Perlegos, Atmel's President and Chief Executive Officer. "We were particularly pleased that the revenue growth for the year came from all of our business units. We believe that our approach of utilizing our expertise in microcontrollers, memory and RF to provide our customers with complete system solutions has positioned us well for the years to come.

    "While the ASIC revenue was down 2% sequentially in the fourth quarter, growth for the entire year was 23%. Smart card ICs continued to lead the way in having both a record revenue quarter and year, while maintaining strong design win activity.

    "During the fourth quarter, our microcontroller sales declined about 3% from Q3, while the growth for 2004 was approximately 24%. Our proprietary AVR product outpaced the market during 2004 by growing by more than 40%, over twice the pace of the 8-bit microcontroller industry.

    "Sales in our RF and Automotive business unit in the fourth quarter were up 5% sequentially and 24% year over year. The main reason for the growth during the quarter was continued increases in our production of RF BiCMOS products for CDMA phones.

    "During the fourth quarter, our Non Volatile Memory business declined 3% sequentially, while it grew 25% in 2004. Our serial EEPROM products were impacted during the second half of the year by inventory in Asia, although we believe that we are now returning to more normal levels. Additionally, our flash products continued to experience pricing pressure, while our DataFlash product continued to gain traction in the PC peripheral space," concluded Mr. Perlegos.

    Outlook
    The Company anticipates that for the first quarter of 2005, revenues should be about flat, slightly better than normal seasonal patterns. Additionally, R&D should be approximately $69-71 million, while SG&A should be between $48-50 million. Finally, gross margins should be down one to two points during the first quarter, primarily due to the weakening dollar. Net interest expense for the quarter should be approximately $5.5 million for the first quarter, while income taxes should be approximately $5 million. We anticipate that depreciation and amortization will be approximately $78-79 million.

    For the full year of 2005, the Company anticipates being able to grow revenue in the 5-9 percentage range. Gross margins should improve during the year, beginning in the second quarter.

    Teleconference
    Atmel will hold a teleconference for the financial community at 3:00 p.m. Pacific Time today to discuss third quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 3308437.

    A webcast replay will be available for one year after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-374-2441, and using the passcode 3308437, within 48 hours of completion of the call.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected first quarter and 2005 operating results, including revenue, operating costs, gross margins, operating expenses demand levels, new product shipments and market conditions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 15, 2004 and subsequent Form 10-Q reports.

    Contact:  Steven Horwitz, Director, Investor Relations:  408-487-2677

                                Atmel Corporation
                 Condensed Consolidated Statement of Operations
                      (In thousands, except per-share data)
                                   (Unaudited)

                                        Three Months Ended                Twelve Months Ended
                                            December 31                       December 31
                                  ------------------------------    ------------------------------
                                       2004             2003             2004             2003
                                  -------------    -------------    -------------    -------------
Net revenues:                     $     408,287    $     380,498    $   1,649,722    $   1,330,635

Expenses:
    Cost of sales                       294,718          271,824        1,180,670        1,024,399
    Research and development             67,764           55,684          247,447          247,636
    Selling, general and
     administrative                      42,929           36,055          174,598          138,804
    Restructuring and asset
     impairment                              --           27,632               --           27,272
        Total expenses                  405,411          391,195        1,602,715        1,438,111

Operating income (loss)                   2,876          (10,697)          47,007         (107,476)
Proceeds from legal award                    --           37,850               --           37,850
Interest and other expense, net          (7,659)         (11,216)         (21,310)         (34,425)
Income (loss) before taxes               (4,783)          15,937           25,697         (104,051)
Provision for income taxes               (2,302)          (4,941)         (28,131)         (13,945)

Net income (loss)                 $      (7,085)   $      10,996    $      (2,434)   $    (117,996)

Basic net income (loss)
 per share                        $       (0.01)   $        0.02    $       (0.01)   $       (0.25)
Diluted net income (loss)
 per share                        $       (0.01)   $        0.02    $       (0.01)   $       (0.25)
Shares used in basic net
 income (loss) per share
 calculation                            477,667          472,471          476,063          469,869
Shares used in diluted net
 income (loss) per share
 calculation                            477,667          482,797          476,063          469,869

                                Atmel Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                          December 31,    December 31,
                                              2004            2003
                                         -------------   -------------
Current assets:
    Cash and cash equivalents            $     346,350   $     385,887
    Short-term investments                      58,858          45,167
    Accounts receivable, net                   228,909         215,303
    Inventories                                346,589         268,074
    Other current assets                        87,931          54,198
        Total current assets                 1,068,637         968,629
Fixed assets, net                            1,204,852       1,121,367
Other assets                                    47,346          37,859
Restricted cash                                     --          26,835
        Total assets                     $   2,320,835   $   2,154,690

Current liabilities:
    Current portion of long-term debt    $     141,383   $     155,299
    Trade accounts payable                     245,240         144,476
    Accrued liabilities and other              217,839         232,251
    Deferred income on shipments
     to distributors                            18,124          19,160
        Total current liabilities              622,586         551,186
Convertible notes                              213,648         203,849
Long-term debt less current portion            110,796         154,182
Other long-term liabilities                    262,875         227,356
        Total liabilities                    1,209,905       1,136,573

Stockholders' equity:                        1,110,930       1,018,117
        Total liabilities and
         stockholders' equity            $   2,320,835   $   2,154,690

SOURCE  Atmel Corporation
    -0-                             02/01/2005
    /CONTACT: Steven Horwitz, Director, Investor Relations, of Atmel Corporation, +1-408-487-2677/
    /Web site:  http://www.atmel.com /
_